Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Edward H. Schaefer

President and Chief Executive Officer

(262) 542-4448

FIRST FEDERAL BANK OF WISCONSIN ANNOUNCES

CLOSING OF STOCK OFFERING AND

COMPLETION OF MUTUAL HOLDING COMPANY REORGANIZATION

Waukesha, Wisconsin, October 10, 2017. First Federal Bank of Wisconsin, Waukesha, Wisconsin (the “Bank”) announced that it has completed its reorganization, effective today, into the mutual holding company structure and the related stock offering of FFBW, Inc. (the “Company”), the Bank’s new holding company. The Company’s common stock is expected to begin trading on the Nasdaq Capital Market under the trading symbol “FFBW” beginning on Wednesday, October 11, 2017.

In the stock offering, the Company sold a total of 2,950,625 shares of its common stock at a price of $10.00 per share, including 259,210 shares purchased by the Bank’s employee stock ownership plan, and the Company contributed an additional 25,000 shares to FFBW Community Foundation (the “Foundation”), a charitable foundation established by the Bank in connection with the reorganization. The offering was oversubscribed by supplemental eligible account holders (those depositors having a qualifying deposit as of June 30, 2017) who had the second-tier priority in the subscription offering. Accordingly, to the extent orders were properly received in the first tier by eligible account holders, these orders will be filled in their entirety, and, in accordance with the Bank’s Plan of Reorganization and Stock Issuance Plan, as described in the Prospectus, shares will be allocated to tier-two subscribers.

As a result of the reorganization, the Bank has become a wholly owned subsidiary of the Company, the Company has issued and sold 45% of its outstanding shares to subscribers in the stock offering, including the Bank’s ESOP and the Foundation, and the Company has issued 55% of its outstanding shares to FFBW, MHC, the Company’s federally chartered mutual holding company.

Edward H. Schaefer, the Bank’s President and Chief Executive Officer, said, “We want to thank our customers and our employees for their support and vote of confidence in the future of the Bank. Our customers, employees and community have all been the key to First Federal’s enduring history of success, and the Bank and the Company will remain committed to their customers, employees, community and shareholders going forward.”

FIG Partners, LLC, acted as marketing agent in the stock offering and served as financial advisor to the Company and the Bank in connection with the reorganization and stock offering. Luse Gorman, PC, acted as legal counsel to the Company and the Bank in connection with the reorganization and stock offering. Reinhart Boerner Van Deuren s.c. acted as legal counsel to FIG Partners, LLC in connection with the reorganization and stock offering.

Continental Stock Transfer & Trust Company, New York, New York is the transfer agent and registrar for the common stock.

Direct Registration Statements reflecting the shares purchased in the stock offering are expected to be mailed to subscribers on or about October 10, 2017, and any interest checks due to subscribers are expected to be mailed on October 10, 2017. If you subscribed for stock and would like to confirm your purchase, please contact the Stock Information Center at (866) 806-1790 (toll free) from 10:00 a.m. until 4:00 p.m., Central Time, except bank holidays.

First Federal Bank of Wisconsin is a federally chartered savings association headquartered in Waukesha, Wisconsin. First Federal conducts business from its main office and two branch offices in Waukesha County and its branch office in the Bay View neighborhood of Milwaukee, Wisconsin.

This press release contains certain forward-looking statements about the reorganization and stock offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the offering, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.